Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 56 dated September 19, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-116

                   5.15% Callable Notes due September 15, 2015

The description in this pricing supplement of the particular terms of the 5.15% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $2,393,000.00           Interest Rate:                 5.15%

Price to Public:         100%                    Issuance Date:                 September 22, 2005

Net Proceeds to Trust:   $2,357,105.00           Stated Maturity Date:          September 15, 2015

Agent's Discount:        1.50%                   Initial Interest Payment Date: March 15, 2006

CUSIP Number:            41659FFJ8               Interest Payment Frequency:    Semi-Annually

Day Count Convention:    30/360                  Regular Record Dates:  15 days prior to any
                                                 Interest Payment Date.

Optional Redemption:     Yes [X] No [ ]          The Survivor's Option  [X] is  [ ]  is not
Optional Redemption Date: September 15, 2007     available
  or any Interest Payment Date thereafter.         Annual Put Limitation:       $1 million or 1%
  Initial Redemption Percentage: 100%              Individual Put Limitation:   $250,000
  Annual Percentage Reduction: N/A                 Trust Put Limitation:        N/A
  Redemption may be:   [X] In whole only.
                       [ ] In whole or in        Authorized Denominations:      $1,000 integral amounts.
                           part.

Securities Exchange Listing: None.               Special Tax Considerations:    None.

Other Provisions Relating to the Notes: None.


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Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT


Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:       FA-405116               Interest Rate:                 5.15%

Contract Payment:        $2,393,015.00           Effective Date:                September 22, 2005

Deposit Amount :         $2,357,120.00           Stated Maturity Date:          September 15, 2015
(if different from Contract Payment)

Day Count Convention:    30/360                  Initial Interest Payment Date: March 15, 2006

Special Tax Considerations: None.                Interest Payment Frequency:    Semi-Annually

Optional Redemption:   Yes [X] No [ ]            Survivor Option:  Under the Funding
Optional Redemption Date: September 15, 2007       Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.         Company [X] is [ ] is not required to
  Initial Redemption Percentage:   100%            provide the Trust with amounts it needs to
  Annual Percentage Reduction:     N/A             honor valid exercises of the Survivor's
  Redemption may be:   [X] In whole only.          Option.
                       [ ] In whole or in
                           part.
                                                 Other Provisions Relating to the Funding
                                                 Agreement: None.


  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of September 22, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 22, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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